Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198695 on Form S-3 and Registration Statement Nos. 333-202132, 333-206434, 333-206512, 333-209951, 333-212933 and No. 333-216002 on Form S-8 of our reports dated February 15, 2018, relating to the consolidated financial statements of Zillow Group, Inc. (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Zillow Group, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

February 15, 2018